EXHIBIT 99.1

Gladstone Investment Corporation Reports Financial Results for its Third Quarter Ended December 31, 2016

MCLEAN, Va., Feb. 06, 2017 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (NASDAQ:GAIN) (the “Company”) today announced earnings for its third quarter ended December 31, 2016.  Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.gladstoneinvestment.com.

Summary Information:  (dollars in thousands, except per share data (unaudited)):

	December 31, 2016	September 30, 2016	Change	% Change
For the quarter ended:
Total investment income	$13,374	$11,744	$1,630	13.9%
Total expenses, net	8,170	6,632	1,538	23.2
Net investment income	5,204	5,112	92	1.8
Net realized loss	(3,137)	(193)	(2,944)	NM
Net unrealized appreciation (depreciation)	8,888	(5,021)	13,909	NM
Net increase (decrease) in net assets resulting from operations	10,955	(102)	11,057	NM
Net investment income per common share	0.17	0.17	—	—
Cash distribution per common share	0.19	0.19	—	—

Distributions coverage ratio(A)	232.3%	235.4%	(3.1)%	(1.3)
Weighted average yield on interest-bearing investments	12.7	12.5	0.2	1.6
Total dollars invested	$—	$2,210	$(2,210)	(100.0)
Total dollars repaid and collected from sales	18,534	2,198	16,336	743.2

As of:
Total investments, at fair value	$471,440	$485,972	$(14,532)	(3.0)%
Fair value, as a percent of cost	94.5%	93.0%	1.5%	1.6
Net assets	$297,382	$292,102	$5,280	1.8
Net asset value per common share	9.82	9.65	0.17	1.8
Number of portfolio companies	35	36	(1)	(2.8)

 (A) Distributions coverage ratio is calculated by dividing the sum of net investment income in excess of distributions at the end of the period and distributions to common stockholders during the period by current period distributions to common stockholders.

NM = Not Meaningful

Highlights for the Quarter:  During the quarter ended December 31, 2016, the following significant events occurred:

  Portfolio Activity:
  -Exited one investment, which resulted in full repayment of our debt investment of $10.0 million, success fee income of $0.9 million, and a net realized gain of $5.8 million.
  -Restructured one investment, which resulted in the exchange of debt with an aggregate cost basis of $16.5 million for a new $8.8 million secured first lien term loan, relinquished our preferred equity with a cost basis of $2.5 million, and relinquished a portion of our common equity with a total cost basis of $3. The transaction resulted in a realized loss of $10.2 million.

  Line of Credit Amendment: Entered into Amendment No. 2 to the Fifth Amended and Restated Credit Agreement with Keybank National Association, Alostar Bank of Commerce, Manufacturers and Traders Trust, East West Bank, Chemical Bank, and Customers Bank on November 16, 2016.

  Distributions and Dividends:  Paid the following monthly cash distributions to common and preferred stockholders for each of October, November, and December 2016:
  -$0.0625 per common share, per month;
  -$0.140625 per share, per month, for the Company’s 6.75% Series B Cumulative Term Preferred Stock (“Series B Term Preferred Stock”);
  -$0.135417 per share, per month, for the Company’s 6.50% Series C Cumulative Term Preferred Stock (“Series C Term Preferred Stock”);
  -$0.13020833 per share to holders of our 6.25% Series D Cumulative Term Preferred Stock (“Series D Term Preferred Stock”) for each of November and December 2016, and also paid a combined dividend for the pro-rated period from and including the issuance date, September 26, 2016, to and including September 30, 2016 and the full month of October 2016, which totaled $0.15190972 per share, to the holders of the Series D Term Preferred Stock.

Third Quarter Results:  Net investment income for the quarters ended December 31, 2016 and September 30, 2016, was $5.2 million, or $0.17 per share, and $5.1 million, or $0.17 per share, respectively, an increase of 1.8%. The increase in net investment income period over period was primarily due to higher other income, which was partially offset by an increase in total expenses net of credits, including higher incentive fees.

Net asset value per common share as of December 31, 2016 increased to $9.82 compared to $9.65 as of September 30, 2016. The quarter over quarter increase was primarily due to $8.9 million of net unrealized appreciation, which was due to the reversal of previously recorded net unrealized depreciation related to restructures and exits and an increase in performance of certain of our portfolio companies, partially offset by net realized losses related to the restructures and exits.

Subsequent Events:  After December 31, 2016, the following significant events occurred:

  Distributions and Dividends Declared:  In January 2017, our Board of Directors declared the following monthly cash distributions and dividends:

Record Date	Payment Date	Distribution per Common Share	Dividend per Series B Term Preferred Share	Dividend per Series C Term Preferred Share	Dividend per Series D Term Preferred Share
January 20, 2017	January 31, 2017	$0.0625	$0.140625	$0.135417	$0.13020833
February 16, 2017	February 28, 2017	0.0625	0.140625	0.135417	0.13020833
March 22, 2017	March 31, 2017	0.0625	0.140625	0.135417	0.13020833
	Total for the Quarter:	$0.1875	$0.421875	$0.406251	$0.39062499

Conference Call:  The Company will hold its earnings release conference call on Tuesday, February 7, 2017, at 8:30 a.m. EST. Please call (855) 376-7516 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through March 7, 2017.  To hear the replay, please dial (855) 859-2056 and use the playback conference number 56278911.  The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company’s website through April 7, 2017.

About Gladstone Investment Corporation:  Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations.  The Company has paid 139 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

To obtain a paper copy of our Quarterly Report on Form 10-Q filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations.  The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended December 31, 2016, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893.